Exhibit 99.1

United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2005 RESULTS

Operating Earnings Improve Despite Markedly Higher Fuel Prices

Company Prepared to Exit Chapter 11 in Early February

        CHICAGO, January 27, 2006 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its fourth quarter and full year 2005 financial results.

        "We have made fundamental, sustainable changes to United's business and established a solid financial platform," said Glenn Tilton, United's chairman, CEO and president. "Moving forward, our focus is on our customers and continuous improvement in everything we do to drive increased margins and renew profitability. Although operating earnings for both the fourth quarter and the full year 2005 have improved significantly - despite an increase in system fuel price of over 40 percent - we know we can do better. We will continue to contain costs, apply sound revenue management and deliver consistent service to our customers."

        UAL reported a fourth quarter operating loss of $182 million, a $388 million improvement over the same quarter last year, as revenue improvement and non-fuel cost reduction more than offset a $397 million increase in fuel costs for mainline and regional operations. The company reported a full-year operating loss of $219 million, a $635 million improvement year-over-year, driven by a $1 billion increase in revenue and a $1 billion reduction in non-fuel costs partially offset by $1.4 billion higher fuel costs for mainline and regional operations.

        UAL reported a fourth quarter net loss of $17 billion, or $145 per basic share, including non-cash reorganization expenses of $17 billion as described below. Full-year net loss totaled $21 billion, or $182 per basic share, including reorganization expenses of $21 billion. The company believes the best indicator of United's post-reorganization financial performance is its net losses excluding reorganization and special items. Excluding reorganization and special items, UAL reported a net loss for the fourth quarter and full year totaling $297 million and $557 million, respectively. This represents a year-over-year improvement of $333 million and $729 million for the fourth quarter and full year, respectively.

        The $17 billion of reorganization items recorded in the fourth quarter represent mostly unsecured claims allowed during the bankruptcy process. These claims, along with similar unsecured claims that the company has recognized in prior periods of the reorganization, are expected to be settled when the company exits bankruptcy for a minor fraction of the amount of the claims recorded.  As a result, the company expects to report a substantial gain at exit in early 2006. It is important to note that these items are not expected to have a significant impact on the company's cash position.

United Prepared to Exit Bankruptcy in Early February

        On January 20, 2006, the Bankruptcy Court confirmed United's Plan of Reorganization, and the company is prepared to exit on the effective date of the plan, in early February 2006. Over the last three years, United has methodically worked its way through a difficult and multifaceted restructuring, compounded by an unprecedented confluence of external challenges and fundamental changes taking place in the airline industry, with its unparalleled worldwide network, valuable brand and other assets intact. The company has made sustainable improvements in its cost structure, revenue management and operations. United has successfully:

                * Achieved significant cost reductions that are expected to result in $7 billion of average annual cost savings by
                   2010;
                * Resized and redeployed the fleet to better meet market demand and increase operational flexibility;
                * Enhanced products and services with the launch of TedSM, p.s. SM, and explusSM;
                * Improved operational performance across the board;
                * Outperformed the industry in revenue improvement;
                * Secured $3 billion in all-debt exit financing;
                * Received solid credit ratings for our business and financing facility from both Moody's and Standard &
                   Poor's that are better than the ratings of our network peers; and,
                * Upon exit, will emerge with a stronger balance sheet after eliminating $13 billion of debt and pension obligations.

        "In every year of our restructuring, United has steadily improved operating earnings. Our cost per available seat mile (CASM) is now competitive, and revenue continues to outpace the industry average," said Jake Brace, United's executive vice president and chief financial officer. "The recent over-subscription by our lenders of United's exit financing facility demonstrates the market's confidence that United now has the financial and operating flexibility to meet the shifting challenges in our industry, including current high fuel prices."

Revenue Results

        During the quarter, mainline passenger unit revenue (PRASM) increased 12 percent and yield increased 8 percent, compared to the fourth quarter of last year. United's PRASM performance outperformed the industry average improvement by 1 point. System load factor increased 3 points to 80 percent over the same period. Results for the fourth quarter of 2005 reflect essentially flat traffic on a 4 percent reduction in system capacity compared with the same period last year. United expects its system length-of-haul adjusted passenger unit revenue to be among the best in the industry. The company continues to see fares increasing industry-wide. United is benefiting from the early decision to move aircraft capacity to more profitable international routes, and is also benefiting from capacity reductions by the company's U.S. competitors in domestic and Asian markets, especially Japan. Total revenue for the fourth quarter and full year improved 10 percent and 6 percent, respectively.

        United's strategy of market segmentation is intended to maximize margins from high-yield business travelers and to control costs while offering more price-sensitive leisure travelers the right service at the right price. The company is committed to enhancing the customer experience with such industry-leading products as United Economy PlusSM service, explus premium service on 70-seat regional jets for United Express®, and United's p.s., premium transcontinental service between New York and Los Angeles or San Francisco. At the same time, United's low fare leisure product Ted has been expanded in 2005 from 47 to 56 aircraft serving 20 airports with over 240 daily departures from all United hubs and is a valuable addition to United's portfolio of products. United also continues to transform and optimize all areas of revenue execution, including its business-to-business sales efforts, loyalty programs, revenue management and all areas of network optimization.

        "We are offering United's customers the wide range of choices in products and services they demand in today's market, at prices they are willing to pay. Both Ted and p.s. are showing double-digit margin improvements," said John Tague, executive vice president - marketing, sales and revenue. "United will continue to be competitive on price and we are expanding our efforts to better merchandise our services to generate additional revenue. For example, Economy Plus is successfully generating upsell revenue after the initial ticket purchase. Our corporate sales force has been revamped and, armed with United's differentiated premium product offerings, is booking good account wins for higher-yield business travel."

Operating Expenses

        During the fourth quarter, mainline operating expense per available seat mile increased by 4 percent from the year-ago quarter largely driven by a 4 percent decrease in capacity and a 44 percent increase in mainline fuel price. Excluding fuel and special items, mainline operating expenses per available seat mile decreased 7 percent.

        Mainline fuel expense was $324 million higher than in the fourth quarter 2004. Fuel expense is the company's single largest expense item, surpassing salaries and related expenses. Average mainline fuel price for the quarter was $2.09 per gallon (including taxes). Salaries and related costs were down 27 percent, or $337 million, primarily reflecting labor and benefit cost reductions, including an 8 percent reduction in manpower. Total operating expenses for the quarter and full year were flat and up 2 percent, respectively.

        The company had an effective tax rate of zero for all periods presented, which makes UAL's pre-tax loss the same as its net loss.

Cash

        The company ended the quarter with an unrestricted cash balance of $1.8 billion, and a restricted cash balance of $957 million, for a total cash balance of $2.7 billion. The unrestricted cash balance increased by $49 million during the quarter.

Operations

        In the most recent data available from the U.S. Department of Transportation, United was ranked number 1 for the last 12 months in on-time arrival performance and ranked second in the least mishandled baggage among the six major network carriers. In addition, employee productivity (available seat miles divided by employee equivalents) was up 4 percent for the quarter compared to the same period in 2004.

        During the fourth quarter, reallocation of aircraft capacity to international markets and further optimization of United's domestic schedule contributed to an increase in mainline fleet utilization of 3 percent compared to the same period last year. As a result, year-over-year the company reduced the number of aircraft in its mainline fleet by 7 percent, while reducing system available seat miles by only 4 percent.

In 2005, the company depeaked its hub in Los Angeles through optimization of the schedule. This initiative reduced costs and increased efficiency, and, by allowing us to eliminate the remote United Express terminal, it also improved the customer experience. In 2006, the company will continue resource optimization and depeaking throughout the United system, beginning with San Francisco in the first quarter. The company plans to eliminate the remote United Express facility in San Francisco as well.

        "We will continue to find and implement ways to increase the efficient and effective deployment and utilization of United's core assets," said Pete McDonald, United's chief operating officer. "United employees are engaged in systemwide resource optimization projects that we expect will free up at least 10 aircraft in 2006. We will concentrate on further improving productivity, reliability and cost reduction, while maintaining our focus on delivering consistent service."

Outlook

        United expects system mainline capacity to be up approximately 1 percent year-over-year for the first quarter, driven by improved aircraft utilization through the company's resource optimization effort.

        The company expects mainline fuel price for the first quarter to average $1.92 per gallon, and for the full-year to average $1.81 per gallon (including taxes). Currently the company has no hedges in place for 2006. For the full-year 2006, the company anticipates fuel expense for mainline and the company's regional affiliates' operations will increase by approximately $885 million over its previous assumption, which was based on a mainline fuel price of $1.48 per gallon (including taxes). The previous assumptions were more fully described in the company's Updated G6 financial projections contained in Exhibit 99.1 to the Form 8-K filed with the SEC on January 17, 2006. The company expects to be able to offset some, but not all, of this increase through higher revenues.

December Monthly Operating Report

        UAL today also filed with the United States Bankruptcy Court its Monthly Operating Report for December 2005. The filing entities of the company posted a $122 million operating loss for December. This compares to a $311 million operating loss in the same month last year. Mainline unit revenue improved 12 percent compared to same period last year. UAL met the requirements of its debtor-in-possession (DIP) financing.

        News releases and other information about United Airlines can be found at the company's website, www.united.com.

        Note 8 to the attached Statements of Consolidated Operations provides a reconciliation of net loss reported under GAAP to net loss excluding special items for all periods presented, as well as a reconciliation of other financial measures, including and excluding special charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to comply with the terms of the DIP financing or negotiate modifications or amendments thereto as necessary; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to consummate its plan of reorganization with respect to the Chapter 11 cases; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; our ability to cost effectively hedge against increases in the price of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, and regulation and other actions; the ability of the Company to maintain satisfactory labor relations, any disruptions to operations due to any potential actions by our labor groups ; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended December 31
	2005	2004	% Change
Operating revenues:
Passenger - United Airlines	$ 3,230	$ 2,995	7.8
- Regional Affiliates	611	490	24.7
Cargo	203	218	(6.9)
Other operating revenues	342	285	20.0
	4,386	3,988	10.0
Operating expenses:
Aircraft fuel	1,166	842	38.5
Salaries and related costs	934	1,271	(26.5)
Regional affiliates	694	693	0.1
Purchased services	405	369	9.8
Aircraft maintenance	236	185	27.6
Depreciation and amortization	236	213	10.8
Landing fees and other rent	222	254	(12.6)
Cost of sales	205	156	31.4
Aircraft rent	86	129	(33.3)
Commissions	78	65	20.0
Special operating items	-	-	-
Other operating expenses	306	381	(19.7)
	4,568	4,558	0.2

Loss from operations	(182)	(570)	(68.1)

Other income (expense):
Interest expense	(133)	(112)	18.8
Interest capitalized	1	-	-
Interest income	20	6	-
Gain on sale of investments	-	158	(100.0)
Special non-operating items	-	-	-
Miscellaneous, net	(3)	(6)	(50.0)
	(115)	46	-

Loss before reorganization items, income taxes
and equity in earnings of affiliates	(297)	(524)	(43.3)
Reorganization items, net	(16,607)	(222)	-

Loss before income taxes and equity in earnings of affiliates	(16,904)	(746)	-
Credit for income taxes	-	-	-

Loss before equity in earnings of affiliates	(16,904)	(746)	-
Equity in earnings of affiliates	-	5	(100.0)
Net loss	$ (16,904)	$ (741)	-

Loss per share, basic	$ (145.47)	$ (6.39)

Weighted average shares	116.2	116.2
_____________
See accompanying notes.

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Twelve Months Ended December 31
	2005	2004	% Change
Operating revenues:
Passenger - United Airlines	$ 12,914	$ 12,542	3.0
- Regional Affiliates	2,429	1,931	25.8
Cargo	729	704	3.6
Other operating revenues	1,307	1,214	7.7
	17,379	16,391	6.0
Operating expenses:
Aircraft fuel	4,032	2,943	37.0
Salaries and related costs	4,027	5,006	(19.6)
Regional affiliates	2,746	2,425	13.2
Purchased services	1,524	1,462	4.2
Landing fees and other rent	915	964	(5.1)
Aircraft maintenance	881	747	17.9
Depreciation and amortization	856	874	(2.1)
Cost of sales	685	709	(3.4)
Aircraft rent	402	533	(24.6)
Commissions	305	305	-
Special operating items	18	-	-
Other operating expenses	1,207	1,277	(5.5)
	17,598	17,245	2.0

Loss from operations	(219)	(854)	(74.4)

Other income (expense):
Interest expense	(482)	(449)	7.3
Interest capitalized	(3)	1	-
Interest income	38	25	52.0
Gain on sale of investments	-	158	(100.0)
Special non-operating items	-	5	(100.0)
Miscellaneous, net	87	(1)	-
	(360)	(261)	37.9

Loss before reorganization items, income taxes and
equity in earnings of affiliates	(579)	(1,115)	(48.1)
Reorganization items, net	(20,601)	(611)	-

Loss before income taxes and equity in earnings of affiliates	(21,180)	(1,726)	-
Credit for income taxes	-	-	-

Loss before equity in earnings of affiliates	(21,180)	(1,726)	-
Equity in earnings of affiliates	4	5	(20.0)
Net loss	$ (21,176)	$ (1,721)	-

Loss per share, basic	$ (182.29)	$ (15.25)

Weighted average shares	116.2	113.5
_____________
See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	In connection with its bankruptcy proceedings, the Company recorded the following largely non-cash reorganization items:
Three Months Ended December 31,	Twelve Months Ended December 31,
(In millions)	2005	2004	2005	2004
Pension-related charges	$ 7,880	$ 152	$ 8,925	$ 152
Employee-related charges	6,506	6	6,529	13
Aircraft claim charges	810	29	3,005	341
Municipal bond charges	406	-	688	-
Contract rejection charges	262	-	523	-
Retiree-related charges	652	-	652	-
Professional fees	96	37	230	160
Impairment on lease certificates	-	-	134	-
Aircraft refinance adjustments	(1)	-	(60)	-
Other	(4)	(2)	(25)	(55)
$ 16,607	$ 222	$ 20,601	$ 611

Pension-related charges are predominantly non-cash and include a final settlement with the Pension Benefit Guaranty Corporation and curtailment and net settlement losses as a result of the termination of several defined benefit pension plans.

Employee-related charges are predominantly non-cash costs and include the Company's estimated value of the deemed claim that each union labor group will receive upon exit from bankruptcy. The value is based upon the cost savings provided by each union labor group during the bankruptcy process.

Aircraft claim charges include the Company's estimate of claims incurred as a result of the rejection of certain aircraft leases and return of aircraft as part of the bankruptcy process, together with certain claims resulting from the modification of other aircraft financings in bankruptcy.

Municipal bond charges include the Company's estimate of claims incurred as a result of certain restructured municipal bond obligations, together with certain claims resulting from the rejection and litigation of other municipal bond obligations.

Contract rejection charges are non-cash costs that include our estimate of claims resulting from the Company's rejection of certain contractual obligations such as executory contracts, unexpired leases and regional carrier contracts.

Retiree-related charges are non-cash costs that include the Company's estimate of claims incurred as a result of an agreement reached to modify the medical and life insurance benefits for individuals who had retired from United prior to July of 2003.

In the third quarter of 2005, the Company agreed to cancel certain EETC certificates that were held by a related party in accordance with the term sheets reached with certain aircraft financiers. Accordingly, the Company recorded a non-cash charge in the amount of $134 million for principal and interest on such cancelled certificates. In addition, the Company recorded adjustments retroactively for aircraft rent and interest expense in the amount of $59 million to reflect the revised financing terms.

(3)	Special operating items:
In the second quarter of 2005, the Company recognized a charge of $18 million for aircraft impairment related to planned accelerated retirement of certain aircraft operated by Air Wisconsin Airlines Corporation ("AWAC").

In the fourth quarter of 2004, the Company recognized a charge of $47 million for its frequent flyer mileage program due to higher costs associated with expected mileage redemptions on other airline partners. In addition, in the first quarter of 2004, the Company recorded a $60 million special operating item in connection with an adjustment to passenger revenue.

Special non-operating items:
In the third quarter of 2004, the Company recorded a gain of $18 million from the sale of its pre-petition claim against Air Canada in connection with their bankruptcy related to the Company's equity interest in three Airbus A330 aircraft leased to Air Canada. In addition, in the first quarter of 2004, the Company recorded a $13 million special non-operating charge as a result of the write-down of the non-operating B767-200s to net realizable value.

(4)	Included in UAL's operating loss are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC").

Three Months Ended December 31,	%	Twelve Months Ended December 31,	%
UAFC (in millions)	2005	2004	Change	2005	2004	Change
Other operating revenues	$ 117	$ 72	62.5	$ 343	$ 408	(15.9)
Cost of sales	115	81	42.0	336	430	(21.9)
Income/(loss) from operations	$ 2	$ (9)	-	$ 7	$ (22)	-

(5)	During the second quarter of 2005, the Company received $22 million as a result of the transition agreement with AWAC. This refund was recorded as a reduction to Regional Affiliates operating expense.

(6)	During the fourth quarter of 2004, the Company sold its investment in Orbitz for cash proceeds of approximately $185 million and recognized a gain of $158 million.

(7)	UAL's results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company's regional affiliates' operations is reflected in the Regional Affiliates operating expenses. In accordance with UAL's agreement with its regional affiliates, these costs are incurred by the Company.

Year-Over-Year Impact of Fuel Expense
United Mainline and Regional Affiliate Jet Operations

Three Months Ended December 31,	%	Twelve Months Ended December 31,	%
2005	2004	Change +/-	Change	2005	2004	Change +/-	Change
GAAP mainline fuel expense (in millions)	$ 1,166	$ 842	$ 324	38.5	$ 4,032	$ 2,943	$ 1,089	37.0
Regional affiliates fuel expense (in millions)	203	130	73	56.2	709	427	282	66.0
United system fuel expense (in millions)	$ 1,369	$ 972	$ 397	40.8	$ 4,741	$ 3,370	$ 1,371	40.7

Mainline fuel consumption (in gallons/millions)	558	581	(23)	(4.0)	2,250	2,349	(99)	(4.2)
Regional affiliates fuel consumption (in gallons/millions)	87	77	10	13.0	353	296	57	19.3
United system fuel consumption (in gallons/millions)	645	658	(13)	(2.0)	2,603	2,645	(42)	(1.6)

Mainline average jet fuel price per gallon	$ 2.09	$ 1.45	$ 0.64	44.1	$ 1.79	$ 1.25	$ 0.54	43.2
Regional affiliates average jet fuel price per gallon	$ 2.33	$ 1.69	$ 0.64	37.9	$ 2.01	$ 1.44	$ 0.57	39.6
United system average jet fuel price per gallon	$ 2.12	$ 1.48	$ 0.64	43.2	$ 1.82	$ 1.27	$ 0.55	43.3

(8)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results provide management and investors a better perspective of the Company's core business and on-going financial performance and trends by excluding special and reorganization items for comparative purposes. Statistical information is for United mainline jet operations only.

Three Months Ended December 31,	Twelve Months Ended December 31,
In Millions	EPS	In Millions	EPS
2005	2004	2005	2004	2005	2004	2005	2004
GAAP net loss	$(16,904)	$ (741)	$(145.47)	$ (6.39)	$ (21,176)	$ (1,721)	$(182.29)	$ (15.25)
Adjusted for:
Reorganization items, net	16,607	222	142.89	1.91	20,601	611	177.26	5.38
Special operating items	-	47	-	0.40	18	(13)	0.15	(0.12)
Special non-operating items	-	-	-	-	-	(5)	-	(0.05)
Net loss excluding reorganization and special items	(297)	(472)	(2.58)	(4.08)	(557)	(1,128)	(4.88)	(10.04)

Gain on sale of investment	-	(158)	-	(1.35)	-	(158)	-	(1.38)
Net loss excluding reorganization, special and
other items	$ (297)	$ (630)	$ (2.58)	$ (5.43)	$ (557)	$ (1,286)	$ (4.88)	$ (11.42)

Three Months Ended December 31,	%	Twelve Months Ended December 31,	%
Cost per asm - CASM (cents)	2005	2004	Change	2005	2004	Change
GAAP mainline operating expense per asm	11.13	10.72	3.8	10.59	10.20	3.8
Less: Special operating items	-	0.13	(100.0)	0.02	0.04	(50.0)
Mainline operating expense per asm excluding
special operating items	11.13	10.59	5.1	10.57	10.16	4.0

Less: UAFC(a)	0.33	0.23	43.5	0.24	0.29	(17.2)
Mainline operating expense per asm excluding
special operating items and UAFC	10.80	10.36	4.2	10.33	9.87	4.7

Less: fuel expense	3.35	2.33	43.8	2.87	2.03	41.4
Mainline operating expense per asm excluding
special operating items, UAFC and fuel expense(b)	7.45	8.03	(7.2)	7.46	7.84	(4.8)

Yield (cents)
GAAP passenger revenue per rpm	11.54	10.71	7.7	11.25	10.83	3.9
Less: revenue adjustment	-	-	-	-	0.04	(100.0)
Passenger revenue per rpm excl revenue adjustment	11.54	10.71	7.7	11.25	10.79	4.3

Operating revenue per asm - RASM (cents)
GAAP mainline operating revenue per asm	10.85	9.70	11.9	10.66	9.95	7.1
Less: revenue adjustment	-	-	-	-	0.04	(100.0)
Mainline operating revenue per asm excluding
revenue adjustment	10.85	9.70	11.9	10.66	9.91	7.6

Less: UAFC(a)	0.34	0.20	70.0	0.25	0.28	(10.7)
Mainline operating revenue per asm excluding
revenue adjustment and UAFC	10.51	9.50	10.6	10.41	9.63	8.1

Passenger revenue per asm - PRASM (cents)
GAAP mainline passenger revenue per asm	9.28	8.31	11.7	9.20	8.63	6.6
Less: revenue adjustment	-	-	-	-	0.04	(100.0)
Mainline passenger revenue per asm excluding
revenue adjustment	9.28	8.31	11.7	9.20	8.59	7.1

(a) UAFC's revenues and expenses are not derived from mainline jet operations. Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures. See Note 4 above for more details.

(b) Because the price of fuel is driven by economic and political factors not within management's control, management believes that excluding fuel cost from unit cost provides a meaningful comparative basis for investors to evaluate the Company's performance with respect to more controllable operating expenses.

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

Three Months Ended December 31
	2005	2004	% Change
OPERATING STATISTICS
United Mainline Jet Operations

Revenue passengers (in thousands)	16,498	17,143	(3.8)

Revenue passenger miles (in millions)	27,881	27,853	0.1

Available seat miles (in millions)	34,792	36,062	(3.5)

Charter available seat miles (in millions)	98	193	(49.2)

Passenger load factor (percent)	80.1	77.2	2.9 pt.

Breakeven passenger load factor (percent)	84.7	92.0	(7.3) pt.

GAAP passenger revenue per passenger mile - yield (cents)	11.54	10.71	7.7

GAAP passenger revenue per available seat mile - PRASM (cents)	9.28	8.31	11.7

GAAP operating revenue per available seat mile - RASM (cents)	10.85	9.70	11.9

Operating revenue per available seat mile excluding UAFC - RASM (cents)	10.51	9.50	10.6

GAAP operating expense per available seat mile - CASM (cents)	11.13	10.72	3.8

Operating expenses per available seat mile excluding operating special items, UAFC
and fuel expense - CASM (cents)	7.45	8.03	(7.2)

Average price per gallon of jet fuel (cents)	208.8	145.1	43.9

Number of aircraft in operating fleet at end of period	460	497	(7.4)

Average full-time equivalent employees (thousands)	53.2	57.5	(7.5)

ASMs per equivalent employee - productivity (thousands)	654	627	4.3

Average stage length (in miles)	1,350	1,303	3.6

Revenue block hours (in thousands)	454	481	(5.6)

Plane days (in thousands)	42	46	(8.7)

Fleet utilization (in hours and minutes)	10:44	10:28	2.5

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

Twelve Months Ended December 31
	2005	2004	% Change
OPERATING STATISTICS
United Mainline Jet Operations

Revenue passengers (in thousands)	66,803	70,914	(5.8)

Revenue passenger miles (in millions)	114,272	115,198	(0.8)

Available seat miles (in millions)	140,300	145,361	(3.5)

Charter available seat miles (in millions)	494	818	(39.6)

Passenger load factor (percent)	81.4	79.2	2.2 pt.

Breakeven passenger load factor (percent)	82.8	84.7	(1.9) pt.

GAAP passenger revenue per passenger mile - yield (cents)	11.25	10.83	3.9

Passenger revenue per passenger mile excluding revenue adjustment - yield (cents)	11.25	10.79	4.3

GAAP passenger revenue per available seat mile - PRASM (cents)	9.20	8.63	6.6

Passenger revenue per available seat mile excluding revenue adjustment - PRASM (cents)	9.20	8.59	7.1

GAAP operating revenue per available seat mile - RASM (cents)	10.66	9.95	7.1

Operating revenue per available seat mile excluding revenue adjustment - RASM (cents)	10.66	9.91	7.6

Operating revenue per available seat mile excluding revenue adjustment and
UAFC - RASM (cents)	10.41	9.63	8.1

GAAP operating expense per available seat mile - CASM (cents)	10.59	10.20	3.8

Operating expenses per available seat mile excluding operating special items, UAFC
and fuel expense - CASM (cents)	7.46	7.84	(4.8)

Average price per gallon of jet fuel (cents)	179.2	125.3	43.0

Number of aircraft in operating fleet at end of period	460	497	(7.4)

Average full-time equivalent employees (thousands)	55.0	58.9	(6.6)

ASMs per equivalent employee - productivity (thousands)	2,551	2,468	3.4

Average stage length (in miles)	1,368	1,293	5.8

Revenue block hours (in thousands)	1,833	1,957	(6.3)

Plane days (in thousands)	169	190	(11.1)

Fleet utilization (in hours and minutes)	10:52	10:19	5.3